Date : 31st January, 2017

Simon Chua Chooi Huat

To,

The Board of Directors,
Andes 7 Inc
424 Clay Street, Lower Level,
San Francisco CA 94111

Dear sir,

RE : Resignation Letter
Simon Chua Chooi Huat

I, Simon Chua Chooi Huat, (Malaysia NRIC : 691021-08-5265), due to personal and unavoidable circumstances, I hereby tender my resignation from the Directorship and as a Secretary with immediate effect.

Kindly accept this letter as my resignation with immediate effect from February 8, 2017, from the post of Director and Secretary of Andes 7 Inc. and relieve me of my duties.

I confirm that no money are owing to me by way of fees, salaries and other expenses and I have no claim for compensation for loss of office or otherwise against the company.

Kindly acknowledge the receipt of this resignation letter and arrange to submit the necessary forms with the U.S. Securities and Exchange Commission, to that effect.

Thanks you,

Yours sincerely,

Simon Chua Chooi Huat
Malaysia NRIC : 691021-08-5265

Reg. No. /ทะเบียนเลขที่ ๑๖๔๓/๒๕๔๓
Commission Expires/ทะเบียนหมดอายุ
Date/วันที่ ๔/๒/๖๐